                              ACQUISITION AGREEMENT

                                      AMONG

                        PRODUCTION RESOURCE GROUP, L.L.C.

                                    as Buyer,

                        TOTAL TECHNICAL EXCELLENCE, INC.

                                   as Seller,

                                       and

                                 MITCHELL ACKER,

                                 as Shareholder

                                 August 31, 1999


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                              ACQUISITION AGREEMENT

ACQUISITION AGREEMENT (the "Agreement"), dated as of August 31, 1999 by and among PRODUCTION RESOURCE GROUP, L.L.C. a Delaware limited liability company ("PRG"), as Buyer, TOTAL TECHNICAL EXCELLENCE, INC. d/b/a TTE SCENIC STUDIO, a Georgia corporation ("TTE" or "Seller"), as Seller, and MITCHELL ACKER ("Acker" or "Shareholder") as majority shareholder of TTE.

                                    RECITALS

                  A. Seller is engaged, in the business of exhibit design, fabrication and installation and related products. Such Business has been carried on under the name of "TTE Scenic Studios." Seller has a principal place of business located at 7575-B Ponce De Leon Circle, Atlanta, GA 30340.

                  B. PRG desires to acquire substantially all of the assets of Seller and to assume certain liabilities of Seller to the extent indicated herein. All of the assets related to the business operations of Seller to be acquired by PRG hereunder are collectively referred to herein as the "Business" and such assets of Seller not to be acquired by PRG are collectively referred to herein as the "Excluded Assets."

                  C. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell and PRG desires to purchase the Assets.

                  NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                               PURCHASE AND SALE.

1.1 Agreement to Sell. At the Closing, except as otherwise specifically provided in Section 1.3, Seller shall sell, convey, assign, transfer and deliver to PRG, upon and subject to the terms and conditions of this Agreement, the Assets.

1.2 Included Assets. The assets to be purchased by PRG (the "Assets") shall include all of Seller's respective right, title and interest in and to all of the assets, properties and rights of Seller constituting the Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, free and clear of all Encumbrances (except for Permitted Liens as defined in section 3.6 hereof), including without limitation, the following assets, properties and rights of Seller used directly or indirectly in the conduct


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         of, or generated by or constituting, the Business, except as otherwise expressly set forth in subsection 1.3 hereof:

1.2.1    the Business as a going concern;

1.2.2 the names "Total Technical Excellence" and "TTE Scenic Studios" including any variation thereon and all goodwill associated therewith;

1.2.3    all cash and cash equivalents in transit, on hand or in bank accounts;

1.2.4 all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property including, without limitation, the items listed on Schedule 1.2.4 attached hereto;

1.2.5 all prepaid items, utility, security and similar deposits, insurance return premiums, if any, unbilled costs and fees, including without limitation any security deposits paid by Seller under any of the Leases and any security deposits paid to Seller by any subtenants;

1.2.6 all accounts receivable, notes receivable and other instruments evidencing amounts owed to Seller;

1.2.7    all supplies and inventories and office and other supplies;

1.2.8 all rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

1.2.9 all rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

1.2.10 all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development, if any;

1.2.11   all rights under express or implied warranties relating to the Assets;

1.2.12 all assets and properties reflected on the 1998 Balance Sheet and still owned by Seller at Closing;

1.2.13   all inventory reflected on the Inventory Schedule attached as Schedule
         1.2.13 attached hereto, excluding any inventory which has been sold before the Closing in the ordinary course of business; and

1.2.14 all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing.

1.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following (the "Excluded Assets"):

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1.3.1    the corporate seal, certificate of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller;

1.3.2    the rights which accrue or will accrue to Seller under this Agreement;

1.3.3 any rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization to the extent the transfer of such rights is prohibited by applicable law or requires the consent of a third party, which consent has not been obtained; provided, however, that Section 2.3 hereof shall apply to any such rights; and

1.3.4    the assets, properties or rights set forth on Schedule 1.3.4.

1.4 Agreement to Purchase. At the Closing, PRG shall purchase the Assets (other than the Excluded Assets) from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Purchase Price (as defined in and paid in accordance with Section 1.5 below). In addition, PRG shall assume at the Closing and agree to pay, discharge or perform, as appropriate, the Assumed Liabilities. Except as specifically provided in Section 1.6 hereof, PRG shall not assume or be responsible for any of the liabilities or obligations of Seller, whether related to or arising under or with respect to the Business, or otherwise.

1.5 Purchase Price. The Purchase Price shall consist of an initial cash payment of two million five hundred thousand dollars ($2,500,000) which will be paid at Closing by wire transfer to an account designated by Seller and an additional payment of five hundred thousand dollars ($500,000) which, at PRG's option can be paid either in cash by wire transfer or by delivery of one thousand three hundred nine (1,309) shares of Series D Convertible Preferred Stock of Production Resource Group Inc. (the "Shares").

1.6 Assumption of Liabilities. At the Closing and except as otherwise specifically provided in Section 1.6.3, PRG shall assume and agree to pay, discharge or perform, as appropriate, without duplication, solely the following liabilities and obligations of Seller (the "Assumed Liabilities"):

1.6.1 all accounts payable of Seller arising before the Closing in the regular and ordinary course of the Business;

1.6.2 obligations to perform services and deliver products, accruing after the Closing, pursuant to contracts with customers entered into in the ordinary course of business; and

1.6.3 all liabilities and obligations of Seller in respect of the agreements, contracts, commitments and leases which are specifically identified on
         Schedule 1.6.3 attached hereto.

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1.6.4    In no event,  however,  shall PRG assume or incur any liability or obligation under this Section 1.6 or otherwise in respect of any of the following liabilities or obligations:

(a) liabilities or obligations arising out of any breach by Seller of any provision of any agreement, contract, commitment or lease, including but not limited to liabilities or obligations arising out of Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing;

(b) any indebtedness for borrowed money, including without limitation, any indebtedness arising under any note, debenture, bond, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit, or any guaranties, in any manner, whether directly or indirectly, of any indebtedness, dividend or other obligation of any other person or entity relating to the Business (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection);

(c) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Closing, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income;

(d) any federal, state or local income or other tax (i) payable with respect to the business, assets, properties or operations of Seller or any Shareholder or any member of any affiliated group of which Seller or any Shareholder is a member for any period prior to the Closing Date, or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller or Shareholder of this Agreement and the transactions contemplated hereby;

(e) any liability or obligation under, in connection with, or with respect to the Excluded Assets;

(f) any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of Seller, whether or not employed by PRG after the Closing, or under any benefit arrangement with respect thereto, except for obligations incurred in the ordinary course of the Business set forth on Schedule 1.6.4;

(g) any liability or obligation of Seller or any Shareholder arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, fees and expenses of counsel, accountants and other experts);

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         (h) any liability or obligation of Seller or any Shareholder to or relating to any person or entity affiliated with Seller; and

         (i) any liability or obligation relating to any employee benefit plan except as otherwise specifically provided above.

1.7   Allocation of Purchase Price.

1.7.1 The parties agree that the Purchase Price will be allocated among the Assets in accordance with generally accepted accounting principles as reasonably determined by PRG. Such principles will generally provide for the allocation to be proportionate to the net book value of the assets with the excess, if any of purchase price over such book value being allocated to goodwill.

1.7.2 The parties hereto shall timely file with the Internal Revenue Service a Form 8594 consistent with the allocations provided for in this
      Section 1.7. Seller and PRG each hereby covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.7 or such Form 8594.

1.8 Financial Statements. Seller shall, and shall use its best efforts to cause its accountants to cooperate in the preparation and audit of any financial statements required by PRG. Without limiting the foregoing, Seller shall provide, and shall use its best efforts to cause its accountants to provide, such consents as are reasonably necessary for the filing of such financial statements with the Securities and Exchange Commission and, to the extent necessary, other regulatory agencies. PRG shall pay the fees and expenses of such accountants in connection with any such audit.

                                    ARTICLE 2

                                     CLOSING

2.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place at 10:00 A.M., local time, on August 31, 1999 (the "Closing Date") or on such other date as may be mutually agreed upon in writing by PRG and Seller, and shall be effective as of the close of business on the Closing Date. The Closing shall take place at the offices of PRG, or at such other location as the parties shall mutually agree.

2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

(i) Seller shall deliver to PRG such bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to PRG and its counsel, as shall be necessary

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         and effective to transfer and assign to, and vest in, PRG all of
         Seller's right, title and interest in and to the Assets, free and clear of all Encumbrances (other than the Permitted Liens), including without limitation, (a) good and valid title in and to all of the Assets owned by Seller, (b) assignments of all leasehold interests in and to all of the Assets leased by Seller as lessee, and (c) all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which Seller is party or by which it has rights on the Closing Date, and simultaneously with such delivery, all such actions shall be taken as may be required to put PRG in actual possession and operating control of the Assets. Nothing in this section 2.2 shall be deemed to require Seller to transfer any of the Excluded Assets to PRG.

(ii) PRG shall deliver to the Seller an undertaking whereby PRG will assume and agree to pay, discharge or perform, as appropriate, the Assumed Liabilities to the extent and as provided in Section 1.6 hereof, in form reasonably satisfactory to Seller and its counsel. PRG shall wire the cash portion of the Purchase Price to an account designated by Seller and shall deliver a certificate or certificates evidencing the Shares to Seller or, at Seller's instruction, pro rata to Seller's shareholders.

(iii) At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article V hereof.

2.3 Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, authorization or other Asset to be assigned to PRG hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair PRG's rights under the Asset in question so that PRG would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law, shall act after the Closing as PRG's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with PRG in any other reasonable arrangement designed to provide such benefits to PRG.

2.4 Change in Name. On the Closing Date, Seller and the Shareholder shall deliver to PRG all such executed documents as may be required to change Seller's name on that date to another name bearing no similarity to "Total Technical Excellence" or "TTE Scenic Studio" including but not limited to a name change amendment with the Secretary of State of Georgia and appropriate name change notices for each state where Seller is qualified to do business. Seller hereby irrevocably grants PRG a power of attorney and appoints PRG as its attorney-in-fact to file all such documents on or after the Closing Date. The power granted hereunder is coupled with an interest and shall survive the death, incompetency, bankruptcy and dissolution of Seller and each Shareholder.

2.5 Further Assurances. Seller and the Shareholder, from time to time after the Closing, at PRG's request, shall execute, acknowledge and deliver to PRG such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as PRG may reasonably require in order to vest more effectively in PRG, or to put PRG more fully in possession of, any of the Assets, or to better enable PRG to complete, perform or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other parties hereto and take other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                                   ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF SELLER AND ACKER

                  Subject to the limitation on liability set forth in Section
7.6 below, and except as set forth in the applicable section of the Disclosure Schedule attached hereto, Seller and Acker hereby jointly and severally represent and warrant to PRG as follows:

3.1      Organization and Good Standing.

(a) Part 3.1 of the Disclosure Schedule contains a complete and accurate list for Seller of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business and its capitalization (including the identity of each shareholder and the number and class of shares held by each). Seller is a company duly organized, validly existing and in good standing under the laws of the State of Georgia with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.

(b) Seller is duly qualified to do business as a foreign company, and is in good standing under the laws of, the State of Georgia. The ownership or use of the properties owned or used by Seller, and the nature of the activities conducted by it, do not require qualification in any other jurisdiction where the failure to so qualify would result in a Material Adverse Effect on Seller.

(c) Seller has delivered to PRG a list of the officers and directors of Seller.

3.2      Authority; No Conflict.

                  (a) The execution, delivery and performance of this Agreement by Seller and Acker have been duly authorized by all necessary action of Seller and Acker. This Agreement has been duly executed and delivered by Seller and Shareholder and constitutes the legal, valid and binding obligation of Seller and Shareholder, enforceable against Seller and Shareholder in

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accordance with its terms except as enforceability may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors rights generally or by general principles of equity. Upon the execution and delivery by Seller and Shareholder of this Agreement and the other documents entered into in connection herewith with the acquisition contemplated hereby (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid and binding obligations of Seller and Shareholder, enforceable against Seller and Shareholder, as the case may be, in accordance with their respective terms, except as enforceability may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors rights generally or by general principles of equity. Seller and the Shareholder have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform their respective obligations hereunder and thereunder.

                  (b) Except as set forth in Part 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with or result in a
                  violation of (A) any provision of the Organizational Documents of Seller, or (B) any resolution adopted by the board of directors or the Shareholder of Seller;

                           (ii) contravene, conflict with or result in a
                  violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, Shareholder, or any of the Assets may be subject;

                           (iii) contravene, conflict with, or result in a
                  violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Business;

                           (iv) cause PRG, solely as a result of its acquisition
                  of Seller pursuant to this Agreement or Seller to become subject to, or to become liable for the payment of, any transfer or similar Tax;

                           (v) violate, conflict with or result in the breach of
                  any term, condition or provision of, or require the consent of, any other Person under, (a) any existing law, ordinance, or governmental rule or regulation to which Seller or any Shareholder is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller or any Shareholder or (c) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which Seller or any Shareholder is a party, by which Seller or any Shareholder may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or any Shareholder thereunder, in each case where such violation, conflict or breach would have a Material Adverse Effect.

                           (vi) contravene, conflict with, or result in a
                  violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; or

                           (vii) result in the imposition or creation of any
                  Encumbrance upon or with respect to any of the Assets.

Except as set forth in Part 3.2 of the Disclosure Schedule, no Shareholder or Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

3.3 No Options. There are no existing agreements, options, commitments, or rights with, of or to any Person to acquire any of any Seller's Assets, or any right or interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of Seller.

3.4      Financial Statements.

                  Seller has delivered to PRG the balance sheet of Seller as of December 31 of each of 1997 and 1998, and the related compiled statement of income, for each of the fiscal years then ended, together with the report thereon of Snyder, Camp, Steward & Co., LLP ("SCS"), certified public accountants. Seller has also delivered the balance sheet of Seller as of June 30, 1999 and the related statement of income for the six-month period then ended. Such financial statements for the years 1997 and 1998 have been compiled by SCS. (The balance sheet at June 30, 1999 is referred to herein as the "June 30 Balance Sheet"; the balance sheet at December 31, 1998 is referred to herein as the "1998 Balance Sheet"). Each of the financial statements fairly present the financial condition and the results of operations of Seller as at the respective dates of and for the periods referred to in such financial statements, and the financial statements reflect the consistent application of accounting principles throughout the periods involved, except as disclosed in
Part 3.4 of the Disclosure Schedule. No financial statements of any Person other than Seller are required by GAAP to be included in the financial statements of Seller.

3.5 Books and Records. The books of account and other records of Seller, all of which have been made available to PRG, are complete and correct in all material respects.

3.6 Title to Properties; Encumbrances. Seller does not own any fee interest in any real property. Part 3.6 of the Disclosure Schedule contains a complete and accurate list of all real property,

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      including leaseholds or other interests therein, held by or utilized by
      Seller. Seller has delivered or made available to PRG copies of the leases and other instruments (whether or not recorded) by which Seller acquired such interests. Other than software licensed to Seller, Seller owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by it or reflected as owned in the books and records of Seller, including all of the properties and assets reflected in the 1998 Balance Sheet (except for assets held under leases disclosed on Part 3.6 of the Disclosure Schedule and personal property sold since the date of the 1998 Balance Sheet, as the case may be, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by Seller since the date of the 1998 Balance Sheet (except for personal property acquired and sold since the date of the 1998 Balance Sheet in the ordinary course of business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Schedule. All of the Assets are free and clear of all Encumbrances, other than the Permitted Liens.

3.7       Condition and Sufficiency of Assets.

                  (a) The equipment of Seller as a whole is structurally sound, in good operating condition and repair and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repair that is not material in nature or cost. The equipment of Seller is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

                  (b) Leased Real Property. With respect to the real property that is leased by Seller (the "Real Property"):

                           (i) Seller has delivered to PRG a true and complete
                  copy of every lease and sublease to which Seller is a tenant or subtenant (each a "Lease" and collectively, the "Leases").

                           (ii) Each Lease is, and at Closing shall be, in full
                  force and effect, shall constitute a legal and permissible use of the applicable property, and has not been assigned, modified, supplemented or amended except as listed on the Disclosure Schedule, and neither Seller nor the landlord or sublandlord under any Lease is in material default under any of the Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.

                           (iii) Seller and Shareholder have no Knowledge of
                  matters, including access restrictions, inadequate utility services, violations, encumbrances or other matters which would materially adversely affect the use of the Real Property or which would require the expenditure of more than $10,000 to cure breaches, violations or like matters relating to such Real Property.

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

3.8 Accounts Receivable. Part 3.8 of the Disclosure Schedule sets forth a list of Seller's accounts receivable as of the date hereof, including an aging thereof (collectively, the "Accounts Receivable"). The Accounts Receivable represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. Except as set forth in Section 3.8 of the Disclosure Schedule, Seller is not aware of any fact or circumstance that would reasonably cause it to believe that any of the Accounts Receivable will not be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns or claims in the ordinary course of business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Accounts Receivable.

3.9 Inventory. All inventory of Seller, whether or not reflected in the 1998 Balance Sheet, consists of a quality and quantity usable and salable or rentable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the 1998 Balance Sheet. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

3.10 Taxes. All tax returns required to be filed by Seller ("Tax Returns") in any jurisdiction for which PRG could reasonably be anticipated to have any liability have been filed and all taxes, assessments, fees and other governmental charges upon Seller or upon any of Seller's properties, income or franchises ("Taxes"), which are shown to be due and payable in such Tax Returns have been paid except for such Taxes the payment of which is being contested by Seller in good faith by appropriate proceedings and with respect to which Seller has set aside on its books reserves deemed by it to be adequate. Seller has not received any notice of assessment or proposed assessment in connection with any taxes or any nature whatsoever and there are not pending tax examinations of or tax claims asserted against Seller or any assets or properties of Seller which could adversely affect PRG. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of Seller. Seller has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Seller.

3.11 No Material Adverse Effect. Since the date of the 1998 Balance Sheet, there has not been any event that has had a Material Adverse Effect and no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Effect with respect to Seller or the Business.

3.12  Employee Benefits.

                  (a) Part 3.12 of the Disclosure Schedule sets forth a complete list of all pension and other employee benefit, fringe benefit and compensation plans and arrangements covering directors, employees, former directors or employees, or their respective dependents, of Seller (the "Plans"). Neither Seller nor any "ERISA Affiliate" (as defined below) has any liability under, or is subject to any lien, restriction or other adverse right relating to, any "employee benefit plan" (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other compensation, stock option, restricted stock, bonus, incentive, severance, fringe benefit or retirement plan of any kind whatsoever, whether formal or informal, not included in the foregoing or providing benefits for, or for the welfare of, any or all of the current or former employees, agents, officers, directors or independent contractors of Seller, or any ERISA Affiliate or their beneficiaries or dependents (collectively, the "Employee Plans") (i) that would affect in any manner whatsoever Seller's right, title and interest in, or Seller's right to use or enjoy (free and clear of any lien, other than permitted liens, or restriction), any Purchased Assets, any Assumed Liability or any aspect of the Seller's Business or (ii) that would result in the assumption by or imposition on Seller of any liability other than liabilities expressly included as Assumed Liabilities. "ERISA Affiliate" means each trade or business (whether or not incorporated) that together with Seller is treated as a single employer pursuant to IRC Sections 414(b), (c), (m) or (o). Neither Seller nor any ERISA Affiliate has ever maintained, contributed to or otherwise participated in, or had any liability or obligation with respect to, any Employee Plan covering employees whose employment is subject to a collective bargaining agreement.

                  (b) All vacation and/or sick time accrued by the employees of TTE, and the liability therefor, is properly recorded on the books and records of TTE.

3.13     Compliance with Legal Requirements; Governmental Authorizations.

                  (a) Except as set forth in Part 3.13 of the Disclosure Schedule, and except for such violations as could not reasonably be expected to have a Material Adverse Effect on the Business or PRG:

                           (i) Seller is, and at all times since January 1, 1995
                  has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                           (ii) no event has occurred or circumstance exists
                  that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii) Seller has not received, at any time since
                  January 1, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Part 3.13 of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the business of, or to any of the assets owned or used by, Seller. Each Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Schedule is valid and in full force and effect.

3.14     Legal Proceedings; Orders.

                  (a) There is no pending Proceeding the result of which could reasonably be expected to have a Material Adverse Effect:

                           (i) that has been commenced by or against Seller or
                  that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

                           (ii) that challenges, or that may have the effect of
                  preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

                  (b) no such Proceeding has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

                  (c) Except as set forth in Part 3.14 of the Disclosure Schedule, and except for such Orders as could not reasonably be expected to have a Material Adverse Effect:

                           (i) there is no Order to which Seller, or any of the
                  assets owned or used by Seller, is subject;

                           (ii) Seller and Shareholder are not subject to any
                  Order that relates to the business of, or any of the assets owned or used by, Seller; and

                           (iii) no officer or director of Seller is subject to
                  any Order that prohibits such officer or director from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

                  (d) Except as set forth in Part 3.14 of the Disclosure Schedule, and where the breach of the following representations could not reasonably be expected to have a Material Adverse Effect:

                           (i) Seller is, and at all times since January 1, 1995
                  has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                           (ii) no event has occurred or circumstance exists
                  that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, or any of the assets owned or used by Seller, is subject; and

                           (iii) Seller has no Knowledge regarding any actual,
                  alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, or any of the assets owned or used by Seller, is or has been subject.

3.15 Absence of Certain Changes and Events. Except as set forth in Part 3.15 of the Disclosure Schedule, since the date of the 1998 Balance Sheet, Seller has conducted its businesses only in the ordinary course of business and there has not been any:

                  (a) increase by Seller in any bonuses, salaries or other compensation to any shareholder, director, officer or (except in the ordinary course of business) employee or entry into any employment, severance or similar Contract with any director, officer or employee;

                  (b) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of Seller;

                  (c) damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets, properties or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate of more than $25,000 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

                  (d) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Applicable Contract or transaction involving a total remaining commitment by or to Seller of at least $25,000;

                  (e) sale (other than sales of inventory or obsolete equipment in the ordinary course of business), lease or other disposition of any asset or property of Seller or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease or other disposition of any of the Intellectual Property Assets;

                  (f) making or suffering any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound (except for change orders that occur in the ordinary course of business), or cancellation, modification or waiver of any substantial debts or claims held by it or waiver of any rights of substantial value, whether or not in the ordinary course of business;

                  (g) incurrence of any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice or failure to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

                  (h) creation of, incurrence, assumption or guarantee of any indebtedness for money borrowed, or mortgaging, pledging or subjecting of any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens. For purposes of this Agreement "Permitted Liens" shall mean (a) liens for current real or personal property taxes not yet due and payable, (b) liens disclosed in Section 3.15 of the Disclosure Schedule, (c) statutory liens for amounts not yet due and payable, and (d) liens that individually and in the aggregate are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect;

                  (i) event which has caused a Material Adverse Effect with respect to Seller;

                  (j) commitment or agreement for capital expenditures or capital additions or betterments except such as may be involved in ordinary repair, maintenance or replacement of its assets;

                  (k) notice or actual Knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have a Material Adverse Effect on its business, operations, assets, properties or prospects.

3.16     Contracts; No Defaults.

                  (a) Part 3.16(a) of the Disclosure Schedule contains a complete and accurate list, and Seller has delivered to PRG true and complete copies, of each Applicable Contract to which Seller is a party or by which Seller or the Assets is or are bound.

                  (b) Except as set forth in Part 3.16(b) of the Disclosure Schedule, to the Knowledge of Seller and Shareholder, no officer or director of Seller is bound by any Contract that purports to limit the ability of such officer or director to (i) engage in or continue any conduct, activity or practice relating to the business of Seller or (ii) assign to Seller or to any other Person any rights to any invention, improvement or discovery.

                  (c) Except as set forth in Part 3.16(c) of the Disclosure Schedule, each Contract identified or required to be identified in Part 3.16(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms. Neither Seller nor, to Seller's Knowledge, the other party or parties thereto, is in default or breach of any of the terms of any Contract, and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may contravene, conflict with or result in a material violation or breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract

                 (c) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person and no Person has made written demand for such renegotiation.

                 (d) The Applicable Contracts relating to the sale, design, manufacture or provision of products or services by Seller have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.17 Environmental Matters. Except as set forth in Part 3.17 of the Disclosure Statement:

                  (a) Seller is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller and Acker have no knowledge of any facts or circumstances that could result in, nor have either of them received any actual or Threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which Seller has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (b) Seller and Acker have no Knowledge of, nor have they received notice of, pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) in which Seller has or had an interest.

                  (c) Seller and Acker do not have Knowledge of any basis to expect, nor have either of them received any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any Person for whose conduct it is or may be held responsible, has been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (d) Neither Seller nor Acker has any Knowledge of Environmental, Health and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal or mixed) in which Seller (or, to the Knowledge of Seller and Antley, any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                  (e) Any Hazardous Materials present on or in the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Facilities are stored in containers complying in all material respects with all applicable Environmental Laws. Neither Seller nor Acker has any Knowledge of any Hazardous Material present on geologically or hydrologically adjoining property. Seller has not permitted or conducted, and is not aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal or mixed) in which Seller has or had an interest except in compliance in all material respects with all applicable Environmental Laws.

                  (f) There has been no Release or Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal or mixed) in which Seller has or had an interest or, to the Knowledge of Seller and Acker, any geologically or hydrologically adjoining property, whether by Seller or any other Person.

                  (g) Seller has delivered to PRG true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Seller or Acker pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities, or concerning compliance by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

3.18 Employees. Part 3.18 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of Seller, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since January 1, 1998; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Seller's pension or other employee benefit plan.

3.19 Labor Relations; Compliance. Since January 1, 1995, Seller has not been a party to any collective bargaining or other labor Applicable Contract. Since January 1, 1998, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process or (b) any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting Seller or their premises, and to Seller's and Shareholder' Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. Seller has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.20     Intellectual Property.

                  (a)      The term "Intellectual Property Assets" includes:

                           (i) the names "Total Technical Excellence", "TTE
                  Scenic Studio" all fictional business names, trading names, and all registered and unregistered trademarks, service marks and applications (collectively, "Marks");

                           (ii) all patents, patent applications and inventions
                  and discoveries that may be patentable (collectively, "Patents");

                           (iii) all copyrights in both published works and
                  unpublished works (collectively, "Copyrights"); and

                           (iv) all know-how, trade secrets, confidential
                  information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets");

                           in each case, owned, used or licensed by Seller as licensee or licensor.

                  (b) Except for software generally available to the public for less than $2,000, Part 3.20(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by Seller, of all of the Intellectual Property Assets. There are no outstanding and or Threatened disputes or disagreements with respect to any of the Intellectual Property Assets.

                  (c) The Intellectual Property Assets are all those necessary for the operation of Seller's businesses as they are currently conducted or as reflected in the business plan given to PRG. Seller is the owner of all right, title and interest in and to, or a license of, each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (d) Seller does not own or hold an interest in (as licensor or licensee) any Patents, Copyrights, or Marks.

                  (e)      Trade Secrets.

                           (i) With respect to each Trade Secret, the
                  documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.

                           (ii) Seller has taken all reasonable precautions to
                  protect the secrecy, confidentiality and value of the Trade Secrets.

                           (iii) Seller has good title and an absolute (but not
                  necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.21 Certain Payments. Since January 1, 1995, neither Seller nor any of its directors, officers, agents or employees, or to Seller's Knowledge any other Person associated with or acting for or on behalf of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, which could reasonably be expected to cause PRG or Seller to incur any liabilities (which liabilities would have a Material Adverse Effect) (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Related Person of Seller or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

3.22 Disclosure. No representation or warranty of Seller or Acker in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.23 Brokers or Finders. Seller and Acker have not utilized the services of any broker or finder and shall hold PRG harmless against any claim therefor related to the transactions contemplated by this Agreement.

                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF PRG

                  PRG represents and warrants to Seller and Shareholder as follows:

4.1 Organization and Good Standing. PRG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Production Resource Group, Inc. ("Holding Company") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2  Authority; No Conflict.

                  (a) The execution, delivery and performance of this Agreement by PRG have been duly authorized by all necessary corporate action of PRG. This Agreement has been duly executed and delivered by PRG and constitutes the legal, valid and binding obligation of PRG enforceable against PRG in accordance with its terms except as enforceability may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors rights generally or by general principles of equity. PRG has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement except as specifically set forth herein. The issuance of the Shares by Holding Company shall have been duly authorized by all necessary corporate action of Holding Company.

                  (b) Neither the execution and delivery of this Agreement by PRG nor the consummation or performance of any of the transactions contemplated hereby by PRG, nor the issuance of the Shares by Holding Company, will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated hereby pursuant to:

                           (i) any provision of PRG's or Holding Company's
                  Organizational Documents;

                           (ii) any resolution adopted by the board of advisors
                  or the members of PRG or the board of Holding Company, as the case may be;

                           (iii) any Legal Requirement or Order to which PRG or
                  Holding Company may be subject; or

                           (iv) any Applicable Contract to which PRG or Holding
                  Company is a party or by which PRG or Holding Company may be bound.

                  (c) Except as set forth on Schedule 4.2 attached hereto, PRG and Holding Company are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against PRG and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To PRG's Knowledge, no such Proceeding has been Threatened.

4.4  Capitalization.

                  (a) As of the date hereof, the authorized capital stock of Holding Company consists of (i) 280,000 shares of Preferred Stock, of which 250,000 shares are designated "Series A Convertible Preferred Stock," 15,000 shares are designated "Series B Convertible Preferred Stock," and 8,000 shares are designated "Series C Convertible Preferred Stock," and (ii) 1,155,000 shares of Common Stock, of which 605,000 shares are designated "Voting Common Stock," 225,000 shares are designated "Non-Voting Common Stock," and 270,000 shares are designated "Series B Common Stock." The capitalization of Holding as of the date of this Agreement, on a fully diluted basis, is shown on Schedule 4.4 attached hereto.

                  (b) The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued and outstanding, fully paid and nonassessable, and free to the holder thereof of any liens, encumbrances and restrictions (other than under applicable state and federal securities laws).

                  4.5 Holding Company Assets. Holding Company was incorporated on June 11, 1999 and, as of the date hereof, has filed no reports or statements with the Securities and Exchange Commission. As of the date of this Agreement, Holding Company owns 100% of the issued and outstanding capital stock of Harris Productions Services, Inc. ("HPS") on a fully diluted basis and HPS owns 100% of the membership interests in PRG on a fully diluted basis.

                  4.6 SEC Documents. As of their respective filing dates, neither the Annual Report on Form 10-K for the fiscal year ending December 31, 1998 (the "10-K"), nor the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999 (the "10-Qs"), omitted to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The combined financial statements of PRG accompanying the 10-K and the 10-Qs have been prepared in accordance with GAAP and fairly present the financial condition of PRG as at the respective dates thereof and for the respective periods covered thereby; provided, however, that the financial statements accompanying the 10-Qs are interim financial statements and do not include all of the information and footnotes required by GAAP for complete financial statements.

                  4.7 Acker Release. PRG shall exercise commercially reasonable efforts to obtain the release of Acker from the lease of any Facilities which is assumed by PRG; provided, however, that PRG shall not be obligated to pay any sums to obtain such release.

                                    ARTICLE 5

                CONDITIONS PRECEDENT TO PRG'S OBLIGATION TO CLOSE

                  PRG's obligation to purchase the Assets and to take the other actions required to be taken by PRG at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by PRG, in whole or in part):

5.1 Accuracy of Representations. Each of Seller's representations and warranties must be true, correct and accurate in all respects as of the Closing Date as if made on the Closing Date.

5.2  Seller's Performance.

                  (a) Each of the covenants and obligations that Seller and Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with.

                  (b) Each document required to be delivered pursuant to Section
2.2 must have been delivered.

5.3 Consents. Each of the Consents identified in Part 2.3 of the Disclosure Schedule and on Schedule 4.2 must have been obtained and must be in full force and effect.

5.4 Due Diligence. PRG shall have completed its due diligence examination of Seller, and the results of such due diligence examinations shall be satisfactory to PRG in all respects.

5.5 No Proceedings. There must not have been commenced or Threatened against Seller or Shareholder, or against any person affiliated with Seller or Shareholder, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

5.6 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause PRG or any Person affiliated with PRG to suffer any Material Adverse Effect under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body.

5.7 Seller Financial Condition; No Material Adverse Effect. PRG shall be satisfied that there has been no event that has caused a Material Adverse Effect in the business, assets, operations, prospects or financial condition of Seller since December 31, 1998.

5.8 Lease. Seller shall assign, and PRG shall assume, all right, title and interest and obligations under Seller's lease of its facility located at 7575-B Ponce de Leon Circle, Atlanta, Georgia, and its facility at 2480 Weaver Way, Doraville, Georgia.

5.9 Employment Agreements. Shareholder shall have executed and delivered an employment agreement in form and substance reasonably satisfactory to PRG.

5.10 Ashmead Agreements. Brian Ashmead, a minority shareholder in Seller, shall have executed and delivered (i) an acknowledgement of sale and non-compete agreement, and (ii) an employment agreement, in each case in form and substance satisfactory to PRG.

                                    ARTICLE 6

              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

                  Seller's and Shareholder' obligations to sell the Assets and to take the other actions required to be taken by Seller and Shareholder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

6.1 Accuracy of Representations. Each of PRG's representations and warranties in this Agreement must be true, correct and accurate as of the Closing Date as if made on the Closing Date.

6.2  PRG's Performance.

                  (a) Each of the covenants and obligations that PRG is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

                  (b) PRG shall have delivered each of the documents or other items required by Section 2.2.

6.3 No Proceedings. There must not have been commenced or Threatened against PRG, or against any Person affiliated with PRG, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

6.4 Lease. Seller shall assign, and PRG shall assume, all right, title and interest and obligations under Seller's lease of its facility located at located at 7575-B Ponce de Leon Circle, Atlanta, Georgia, and its facility at 2480 Weaver Way, Doraville, Georgia.

                                    ARTICLE 7

                            INDEMNIFICATION; REMEDIES

7.1 Survival; Right to Indemnification Not Affected By Knowledge. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, and any certificate or document delivered pursuant to this Agreement will survive the Closing until June 30, 2000; provided, however, that the representations and warranties in Sections 3.2, 3.3, and 3.6 shall survive indefinitely, and the representations and warranties in Sections 3.10 and
     3.17 shall survive for the respective statutes of limitations applicable to taxes and environmental matters. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

7.2 Indemnification and Payment of Damages by Seller and Shareholder. Seller and Acker will jointly and severally indemnify, defend and hold harmless PRG and its Representatives, directors, officers, advisors, stockholders, controlling persons and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Seller and Shareholder in this Agreement;

                  (b) any breach by either Seller or Shareholder of any covenant or obligation in this Agreement or in any other Transaction Document;

                  (c) any product shipped or manufactured by, or any services provided by, Seller prior to the Closing Date; or

                  (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or Shareholder (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby.

                  The remedies provided in this Section 7.2 will not be exclusive of or limit any other remedies that may be available to PRG or the other Indemnified Persons.


7.3 Indemnification and Payment of Damages by Seller--Environmental Matters and Taxes. In addition to the provisions of Section 7.2, Seller and Acker will jointly and severally indemnify, defend and hold harmless PRG and the other Indemnified Persons for, and will pay to PRG and/or the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment or other remediation) arising, directly or indirectly, from or in connection with:

                  (a) any Environmental Liabilities arising out of or relating to: (i) the ownership, operation or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal or mixed and whether tangible or intangible) in which Seller has or had an interest; (ii) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; (iii) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released or otherwise handled by Seller or by any other Person for whose conduct it is or may be held responsible at any time on or prior to the Closing Date; or (iv) any Hazardous Activities that were, or were allegedly, conducted by Seller or by any other Person for whose conduct it is or may be held responsible;

                  (b) any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or any other Person for whose conduct it is or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of Seller prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or Seller or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

                  (c) any liability for Taxes imposed on Seller for periods prior to the Closing date except to the extent (i) shown on the 1998 Balance Sheet or (ii) attributable to income earned or operations in periods commencing on or after the Closing Date.

7.4 Indemnification and Payment of Damages by PRG. PRG will indemnify, defend and hold harmless Seller, its representatives, directors, officers and advisors and Shareholder, and will pay to Seller and/or Shareholder the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by PRG in this Agreement or in any certificate delivered by PRG pursuant to this Agreement, (b) any breach by PRG of any covenant or obligation of PRG in this Agreement, (c) any product shipped or manufactured by, or provided by, PRG subsequent to the Closing Date or (d) any claim by any Person against either Seller for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with PRG (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby.

7.5 Time Limitations. Seller and Acker will have no liability (for indemnification or otherwise) with respect to any representation or warranty, other than those in Sections 3.2, 3.3, 3.6, 3.10, and 3.17, unless on or before June 30, 2000, PRG notifies Shareholder of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by PRG; a claim with respect to Sections 3.2, 3.3, 3.6,
     3.10 or 3.17, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time within the longest applicable statute of limitations. If the Closing occurs, PRG will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before June 30, 2000, Seller and Shareholder notify PRG of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller and Shareholder.

7.6 Limitations on Amount. Except with respect to Section 7.3 above and Article 9 below, Seller and Shareholder will have no liability (for indemnification, breach of this Agreement or any representation or warranty, tort or strict liability or otherwise) with respect to any Damages until the total of all Damages exceeds $50,000 but shall then be liable for all Damages above $50,000 up to a maximum amount of $1,000,000; provided, however, that the limitations set forth in this Section 7.6 shall not apply to fraud or intentional misrepresentations.

7.7  Procedure for Indemnification--Third Party Claims.

                  (a) Promptly after receipt by an indemnified party of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                  (b) If any Proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding to the extent that it wishes unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding or to assume the defense of such Proceeding with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within 30 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, join in the right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

7.8 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

7.9 Payment. Upon the determination of a liability hereunder, if any party (a "Paying Party") is required to make a payment to another party (the "Receiving Party"), subject to the limitations of Section 7.6, the Paying Party shall make such payment within 10 days after such determination of the amount of any claim for indemnification made hereunder. Payments of amounts owed by Seller or Shareholder to PRG may be made by offsetting the amounts against any other funds payable to Seller or the Shareholder by PRG. In the event that the Receiving Party is not promptly paid in full for any such claim pursuant to the foregoing provisions, it shall have the right (subject to the limitations set forth in Section 7.6), notwithstanding any other rights that it may have against any other Person or entity, to set-off the unpaid amount of any such claim against any amounts owed by it under this Agreement or any other Transaction Document. Upon the payment in full of any claim, either by set-off or otherwise, the Paying Party shall be subrogated to the rights of the Receiving Party against any Person or entity with respect to the subject matter of such claim.

                                    ARTICLE 8

                                   DEFINITIONS

                  For purposes of this Agreement, the following terms have the meanings specified or referred to herein:

8.1 "Applicable Contract" means any Contract (a) under which Seller has or may acquire any rights, (b) under which Seller has or may become subject to any obligation or liability or (c) by which Seller or any of the Assets or may become bound, which involves the receipt or expenditure of money, or property or services with a value, over $10,000.

8.2  "Closing" is defined in Section 2.1.

8.3 "Closing Date" means the date and time as of which the Closing actually takes place.

8.4 "Consent" means approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

8.5 "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

8.6  "Damages" is defined in Section 7.2.

8.7 "Disclosure Schedule" means the disclosure schedule delivered by Seller to PRG concurrently with the execution and delivery of this Agreement.

8.8 "Encumbrance" means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

8.9 "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

8.10 "Environmental Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law and consisting of or relating to:

                  (a) any environmental matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law;

                  (c) financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by applicable Environmental Law (whether or not such action has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law.

8.11 "Environmental Law" means any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

8.12 "Facilities" means any real property, leaseholds or other interests in real property currently or formerly owned or operated by Seller and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by Seller.

8.13 "1998 Balance Sheet" is defined in Section 3.7.

8.14 "GAAP" means generally accepted United States accounting principles, consistently applied.

8.15 "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

8.16 "Governmental Body" means any:

                  (a) nation, state, city, district or other political subdivision or jurisdiction of any nature;

                  (b) national, local, foreign or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental ministry, agency, branch, department, official or entity and any court or other tribunal);

                  (d)      multinational organization or body; or

                  (e) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

8.17 "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to Persons or property on or off the Facilities, or that may affect the value of the Facilities or Seller.

8.18 "Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

8.19     "Holding Company" is defined in Section 4.1.

8.20     "Intellectual Property Assets" is defined in Section 3.20.

8.21 "Knowledge." An individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting business in the ordinary course.

                  An entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner or trustee of such entity (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

8.22 "Legal Requirement" means any national, local, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

8.23 "Material Adverse Effect" means a diminution in the value of PRG in an amount equal to $25,000, or with respect to any Person, the occurrence of any event which could reasonably be expected to cause a material adverse change to the prospects of such Person and its subsidiaries, taken as a whole, or on the ability of such Person or any Related Person to consummate the transactions contemplated hereby.

8.24 "Material Interest" means 5% or more of the total share capital of or other ownership interest in any Person.

8.25 "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

8.26 "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

8.27 "Organizational Documents" means (a) the memorandum, articles or certificate of incorporation or association and the bylaws and any similar constitutive document of a company; (b) the partnership or other similar agreement of any general or limited partnership or any association or other entity; (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of any Person; (d) any filing or registration with any trade, commercial or other similar registry; and (e) any amendment to any of the foregoing.

8.28 "Person" means any individual, company, partnership, limited liability company, Governmental Body or other entity of any nature.

8.29 "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

8.30 "PRG" is defined in the first paragraph of this Agreement.

8.31 "Related Person" means with respect to a Person:

                  (a) any Person that, individually or jointly, directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person (including, without limitation, officers and directors thereof); or

                  (b) any Person that holds a Material Interest in such specified Person (or any Person in which such specified Person holds a Material Interest).

8.32 "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

8.33 "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

8.34 "Seller" is defined in the first paragraph of this Agreement.

8.35 "Subsidiary" means with respect to any Person (the "Owner"), of which securities or other interests having the power to elect a majority of that entity's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that entity (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

8.36 "Taxes" means all taxes, however denominated, including interest, penalties and other additions to tax that may become payable, imposed by any Legal Requirement or any Governmental Body, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, unemployment insurance, social security or other social benefits taxes, sales, use, value added, ad valorem, excise, franchise, gross receipts, business licenses, occupations, real or personal property, stamps, transfers, environment and workers' compensation, which Seller is required to pay, withhold or collect.

8.37 "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

8.38 "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

8.39 "Threatened" A claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

8.40 "Transaction Document." This Agreement, including all schedules and exhibits hereto, and any employment agreement entered into in connection herewith.

                                    ARTICLE 9

                             POST-CLOSING COVENANTS

9.1 Covenant Not to Compete. Seller and Shareholder agree that during the "Non-Compete Term" (as hereinafter defined) and except on behalf of PRG, neither they nor any of their affiliates will, directly or indirectly:

                  (a) own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is competitive with any business conducted by Seller (the "Business") including, without limitation, any business which provides exhibit design, fabrication and installation services and products in North America;

                  (b) take any action, directly or indirectly, to finance, guarantee or provide any other material assistance to any Person or other entity engaged in the Business;

                  (c) influence or attempt to influence any Person or other entity that is a contracting party with PRG at any time to terminate any written or oral agreement with PRG except to the extent that he is acting on behalf of PRG in good faith;

                  (d) solicit or engage in the Business with any person who is or was a (i) Seller customer or (ii) PRG customer with whom Acker had contact during the Non-Compete Term; or

                  (e) either on its own account or in conjunction with or on behalf of any other Person, solicit, entice away from PRG or hire any officer, employee or customer of PRG as of the date hereof or at any time thereafter, whether or not such officer, employee or customer would commit a breach of contract by reason of leaving service or transferring business.

                  The "Non-Compete Term" shall commence on the date hereof and end on the third anniversary of the date hereof.

                  The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that PRG, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 9.1 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. The parties acknowledge that the covenant contained herein is an essential part of the transaction embodied herein.

9.2 Transactions with Related Persons. From and after the date hereof, neither Seller nor the Shareholder shall own (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that (i) has had business dealings or a material financial interest in any transaction with Seller, or (ii) is engaged in a Competing Business in any market presently served by Seller or PRG, except for passive investments in less than one percent of the outstanding share capital of any corporation that is publicly traded on any recognized exchange or in an over-the-counter market.

                                   ARTICLE 10

                               GENERAL PROVISIONS

10.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. Seller and Shareholder will pay all amounts payable to their accountants, attorneys and solicitors in connection this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, the Seller shall bear the costs of all transfer and other Taxes incurred in connection with the transfer of the Assets or the transactions entered into in connection herewith or in contemplation hereof.

10.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as PRG and Seller jointly determine; provided, however, that PRG shall be permitted to make any disclosure which it reasonably believes to be necessary or advisable in order to comply with its public reporting requirements. Unless consented to by PRG in advance or required by Legal Requirements, prior to the Closing, Seller and Shareholder, and PRG shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person; provided, however, that PRG shall make public disclosures in accordance with its public reporting requirements. Seller and PRG will consult with each other concerning the means by which Seller's employees, customers and suppliers and others having dealings with Seller will be informed of the transactions contemplated hereby, and PRG will have the right to be present for any such communication.

10.3 Notices. All notices, requests, demands, and other communications required or permitted by this Agreement shall be in writing in the English language and (a) delivered by messenger; (b) transmitted by telecopier; or (c) delivered by a reputable international courier service, with courier charges paid or payable by the sender. All such notices and other communications shall be addressed as follows to the respective parties set forth below or to such other address as any such party may hereafter specify in writing:

                  Notices to PRG shall be addressed to:

                           Production Resource Group L.L.C.
                           539 Temple Hill Road
                           New Windsor, New York  12553
                           facsimile: (914) 569-9537
                           Attn:  Robert A. Manners, Esq., General Counsel

                  With a copy to:

                           Stephen B. Hazard, Esq.
                           Pepe & Hazard
                           Goodwin Square
                           225 Asylum Street
                           Hartford, Connecticut 06103
                           facsimile (860) 522-2796

                  Notices to Seller and Shareholder shall be addressed to:

                           Mitchell Acker
                           TTE Scenic Studio
                           7600 Ball Mill Road
                           Dunwoody, Georgia 30350

                  With a copy to:

                           Sutherland, Asbill & Brennan, LLP
                           999 Peachtree Street

                           Suite 2300
                           Atlanta, Georgia 30309-3996
                           facsimile:  (404) 853-8806
                           Attn:  Kenneth F. Antley

                  Notices to the Shareholder shall be addressed to the address set forth next to their name on the signature pages hereof:

                  Notices shall be deemed to have been given (i) on the day of delivery (evidenced by a signed receipt) if delivered by messenger; (ii) one business day after it has been delivered to a reputable international courier service; or (iii) on the day sent by telecopy if the transmission is confirmed by the sender's telecopier.

10.4 Dispute Resolution.

                  (a) Except as set forth in clause (b) below, any disagreement, difference or dispute between any of the parties hereto relating in any way to this Agreement, the rights or obligations of the parties hereunder or the transactions contemplated hereby shall be settled by arbitration held in New York, New York, if brought by Seller or Shareholder, and in Atlanta, Georgia if brought by PRG, in accordance with the procedural rules of The American Arbitration Association; provided, however, each party shall have a right of discovery as set forth in the Federal Rules of Civil Procedure. The arbitration shall be held before a single arbitrator. The arbitrator shall be selected by the mutual agreement of Seller and PRG, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award or other decision of the arbitrators shall be final, unappealable and binding on the parties. Any party may seek judgment upon any award in any court having jurisdiction or an application may be made to such court for the judicial acceptance of the award and for an order of enforcement.

                  (b) Notwithstanding clause (a) above, any party hereto may bring an action in any court of competent jurisdiction (i) for provisional relief pending the outcome of arbitration, including pre-judgment attachment or sequestration of assets, (ii) for injunctive relief, including specific enforcement of the obligations of a party hereunder or (iii) to compel arbitration or enforce any arbitral award. For purposes of any proceeding authorized by this clause (b), each party hereby consents to the non-exclusive jurisdiction of the state and federal courts of competent jurisdiction located in the State of New York and in the State of Georgia.

10.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.7 Entire Agreement and Modification. This Agreement, when executed and delivered, supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

10.8      Disclosure Schedule.

         (a) The disclosures in the Disclosure Schedule must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                  (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

10.9 Assignments, Successors and No Third Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that PRG may assign any of its rights under this Agreement to any affiliate of PRG. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

10.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

10.12 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York, U.S.A. without regard to conflicts of laws principles.

10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Acquisition Agreement as of the date first written above.

                                    PRODUCTION RESOURCE GROUP, L.L.C.

                                    By:   /s/ Brad Miller
                                        -------------------------------------
                                    Name:  Brad Miller
                                    Title: Chief Operating & Financial Officer

                                    TOTAL TECHNICAL EXCELLENCE, INC.

                                    By:  /s/  Mitchell Acker
                                        -------------------------------------
                                    Name: Mitchell Acker
                                    Title: President

                                    /s/ Mitchell Acker
                                    -----------------------------------------
                                    Mitchell Acker